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                                   EXHIBIT 3.2



                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                         BLACK DIAMOND INDUSTRIES, INC.

         Pursuant to the provisions of section 607.1006, Florida Statutes, this corporation adopts the following Articles of Amendments to its Articles of
Incorporation:


FIRST:         The officers of this corporation shall be:

                  PRESIDENT:                KENNETH GREENBERG
                  Secretary:                Peter Goldstein
                  Treasurer:                Peter Goldstein

               whose addresses shall be the same as the principal address of the Corporation.


SECOND:        The Director(s) of the Corporation shall be changed to:

                                Kenneth Greenberg
                                 Peter Goldstein

               whose addresses shall be the same as the principal address of the Corporation.


THIRD:         The date of the adoption of this amendment is the 13 August 1999.


FOURTH:        The amendment was adopted by the Board of Directors.
               No Shareholder action was required for adoption.

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FIFTH:         This amendment shall be effective upon the filing with the
               Secretary of State of Florida.


Signed this 13 August 1999.





                                        /s/ Kenneth Greenberg
                                        ----------------------------------------
                                        Kenneth Greenberg, Chairman of the Board
                                        of Directors


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